EXHIBIT 99.A7

                             Exhibit 1 (A) (5)

         Specimen Flexible Premium Variable Life Insurance Policy

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                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                            Home Office: Columbus, Ohio
                    Administrative Office: Clearwater, Florida

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IN THIS POLICY the Primary Insured is named on Page 3. The Primary Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. Of Ohio will be referred to as WE, OUR or US.
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IF YOU DIE before the Maturity Date and while this Policy is in force, WE WILL
PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is in force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this contract.

IN WITNESS WHEREOF, we have signed this Policy at our Office in Clearwater, Florida as of the Policy Date.

         [GRAPHIC OMITTED]                          [GRAPHIC OMITTED]

               Secretary                                 President
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RIGHT TO EXAMINE POLICY - The Owner may cancel this Policy by returning it to us at P.O. Box 5068, Clearwater, Florida 34618 or to the representative through whom it was purchased within the later of: (a) 45 days after the application was signed; (b) 10 days after receipt of this Policy; or (c) 10 days after we mail or deliver the Notice of Withdrawal Right. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1. The difference between the premiums paid and the amounts allocated to any accounts under the Policy; plus
2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the accounts; plus
3. The value of amounts allocated to the accounts on the date we or our agent receive the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.
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                  Flexible Premium Variable Life Insurance Policy
  Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                   Net Surrender Value Payable at Maturity Date
 Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                         Non-Participating - No Dividends
                     Some Benefits Reflect Investment Results

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                                   POLICY GUIDE

POLICY SCHEDULE...........................................................     3

RIDER INFORMATION.........................................................     4

TABLE OF GUARANTEED RATES.................................................    4A

DEFINITIONS...............................................................     5

GENERAL PROVISIONS........................................................     6

DEATH BENEFIT PROVISIONS0.................................................     7

PREMIUM PROVISIONS........................................................     9

SEPARATE ACCOUNT PROVISIONS...............................................    10

POLICY VALUE PROVISIONS...................................................    11

SETTLEMENT OPTIONS........................................................    14

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                                  ENDORSEMENTS

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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                                 POLICY SCHEDULE

PRIMARY INSURED:          JOHN H. DOE      POLICY NUMBER:          01-23456789

ISSUE AGE AND SEX:        48 - MALE        POLICY DATE:            SEP 03, 1996

SPECIFIED AMOUNT:         $100,000.00      RECORD DATE:            NOV 25, 1996

OPTION TYPE:              A                MATURITY DATE:          SEP 03, 2043

PLANNED PREMIUM:          $6,000.00        INITIAL PREMIUM:        $6,000.00

PAYMENT FREQUENCY:        ANNUALLY         MINIMUM MONTHLY
                                           GUARANTEE PREMIUM:      $130.33

RATE CLASS:               ULTIMATE SELECT

MINIMUM SPECIFIED AMOUNT:                  $25,000

SEPARATE ACCOUNT PROVISIONS

      SEPARATE ACCOUNT:                    WRL SERIES LIFE ACCOUNT

      MORTALITY AND EXPENSE RISK CHARGE:   .00002455

POLICY VALUE PROVISIONS

      NET PREMIUM FACTOR
            POLICY YEARS 1-10:             94.00%
            POLICY YEARS 11+:              97.50%

      COLLECTION FEE:                      $2.00 PER PAYMENT

      MONTHLY POLICY CHARGE:               $5.00

      GUIDELINE PREMIUM:                   $1,963.00

      DEFERRED SURRENDER CHARGES

            ISSUE CHARGE:                  $5.00 PER $1000 SPECIFIED AMOUNT

            INITIAL PERCENTAGE:            26.5%

            EXCESS PERCENTAGE:             4.2%

      SURRENDER CHARGE PERCENTAGE
       END OF POLICY YEAR*       AT ISSUE  1-10   11    12   13    14  15   16+
       PERCENTAGE                  100%    100%   80%   60%  40%  20%   0%    0%

* THE CHARGE ON ANY DATE OTHER THAN AN ANNIVERSARY WILL BE INTERPOLATED BETWEEN THE TWO END OF YEAR CHARGES.

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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

POLICY NUMBER: 01-23456789

                                RIDER INFORMATION

RIDER          MONTHLY DEDUCTION

                     NONE

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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                           POLICY NUMBER: 01-23456789

                               TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES

GUARANTEED RATE BASIS FOR INITIAL SPECIFIED AMOUNT ON PRIMARY INSURED
     COMMISSIONERS 1980 STANDARD ORDINARY MORTALITY TABLE
     MALE LIVES
     NON-SMOKERS CLASSIFICATION

ANNUAL COST OF INSURANCE RATES PER $1,000

MONTHLY COST OF INSURANCE CALCULATIONS WILL USE ONE-TWELFTH OF THESE RATES

      ATTAINED               ANNUAL               ATTAINED            ANNUAL
         AGE                  RATE                  AGE                RATE

         48                    4.19                  49                 4.54
         50                    4.91                  51                 5.35
         52                    5.86                  53                 6.43
         54                    7.09                  55                 7.82
         56                    8.63                  57                 9.49
         58                   10.42                  59                11.47
         60                   12.64                  61                13.94
         62                   15.42                  63                17.11
         64                   19.02                  65                21.13
         66                   23.40                  67                25.86
         68                   28.50                  69                31.38
         70                   34.63                  71                38.91
         72                   42.56                  73                47.44
         74                   52.92                  75                58.80
         76                   65.00                  77                71.64
         78                   78.47                  79                85.72
         80                   93.67                  81               102.52
         82                  112.52                  83               123.79
         84                  136.11                  85               149.20
         86                  162.80                  87               176.79
         88                  190.89                  89               205.29
         90                  220.19                  91               235.84
         92                  252.75                  93               271.63
         94                  295.65

                                    Page 4A

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                                  DEFINITIONS

ACCOUNTS. Allocation options including the fixed account and the subaccounts of the Separate Account.

AGE. Issue Age refers to the age on the insured's birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY. The same day and month as the Policy Date for each succeeding year the Policy remains in force.

FIXED ACCOUNT. An allocation option other than the Separate Account.

IN FORCE. Condition under which the coverage is active and the insured's life remains insured.

INITIAL PREMIUM. The amount which must be paid before coverage begins. The amount is shown on Page 3.

LOAN RESERVE. A portion of the fixed account used as collateral for any policy loan.

MATURITY DATE. The date when coverage under the Policy will terminate if the Primary Insured is living and the Policy is in force.

MONTHIVERSARY. The day of each month coinciding with the Policy Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET PREMIUM. The portion of the premium available for allocation as set forth in the Policy Value Provisions.

OFFICE. Refers to our Administrative Office located in Clearwater, Florida.

POLICY DATE. The date coverage is effective and monthly deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on Page 3.

RECORD DATE. The date the Policy is recorded on our books as an in force Policy. The Record Date is shown on Page 3.

RIDER. Any attachment to this Policy which provides additional coverages or benefits.

SEC. The Securities and Exchange Commission.

SEPARATE ACCOUNT. A separate investment account shown on Page 3 which is composed of several subaccounts established to receive and invest net premiums under the Policy.

SERIES FUND. A designated mutual fund from which each subaccount of the Separate Account will buy shares.

TERMINATION. Condition when the insured's life is no longer insured under the coverage provided.

VALUATION DATE. Any day we are required by law to value the assets of the Separate Account.

VALUATION PERIOD. The period commencing at the end of one valuation date and continuing to the end of the next succeeding valuation date.

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                               GENERAL PROVISIONS

THE CONTRACT. This Policy is issued in consideration of the attached application and payment of the initial premium. This Policy, the attached application and any additional applications at the time of reinstatement or increase in Specified Amount constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by our President or Secretary.

OWNERSHIP. This Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under this Policy during your lifetime including the right to transfer ownership. If the Owner should die during your lifetime, ownership of this Policy will pass to the Owner's estate if no Contingent Owner is named.

We will not be bound by any change in the Ownership designation unless it is made in writing and received at our Office. The change will be effective on the date it was signed; however, no change will apply to any payment we made before the change is received. If we request, this Policy must be returned to our Office for endorsement.

BENEFICIARY. The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable at your death. If the Beneficiary dies before you, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary survives you, the benefits payable at your death will be paid to the Owner or the Owner's estate.

We will not be bound by any change in the Beneficiary designation unless it is made in writing and received at our Office. The change will be effective on the date it was signed; however, no change will apply to any payment we made before the change is received. If we request, this Policy must be returned to our Office for endorsement.

ASSIGNMENT. This Policy may be assigned. We will not be bound by any assignment unless made in writing and received at our Office; however, no assignment will apply to any payment made before the assignment is received. We assume no responsibility for the validity of any assignment.

INCONTESTABILITY. This Policy shall be incontestable as to the initial Specified Amount after it has been in force, while you are still alive, for two years from the Policy Date.

A new two year contestability period shall apply to each increase in insurance amount beginning on the effective date of each increase and will apply only to statements made in the application for the increase.

If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

SUICIDE. If you die by suicide, while sane or insane, within two years from the Policy Date, the death benefit proceeds will be limited to the total premiums paid less any loan and any prior withdrawals.

If you die by suicide, while sane or insane, within two years from the effective date of any increase in insurance or any reinstatement, our total liability with respect to such increase or reinstatement will be its cost of insurance.

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ISSUE AGE AND SEX. If your date of birth or sex is not correctly stated, the death benefit will be adjusted. The death benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on your correct date of birth and sex.

ANNUAL REPORT. We will send a report to the Owner at least once each year. It will show for the Policy:

1. The current cash value;                   4. Any current policy loans;
2. The current net surrender value;          5. Activity since the last report;
3. The current death benefit;                6. Projected values.

Additional activity within each subaccount showing investment experience will also be provided.

TERMINATION. This Policy will terminate on the earliest of:

1.  The Maturity Date;                       3.  The end of the grace period;
2.  The date of your death;                  4.  The date of surrender.

POLICY PAYMENT. All proceeds to be paid upon termination will be paid in one sum unless otherwise elected under the Settlement Options of this Policy.

All payments and transfers from the subaccounts will be processed as provided in this Policy unless one of the following situations exists:

1. The New York Stock Exchange is closed; or
2. The SEC requires that trading be restricted or declares an emergency; or
3. The SEC allows us to defer payments to protect our policyowners.

We reserve the right to defer the payment of any fixed account values for the period permitted by law, but not for more than 6 months.

CONVERSION RIGHTS. At any time upon written request within the first 2 policy years, the Owner may elect to transfer all subaccount values to the fixed account without a transfer charge.
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                             DEATH BENEFIT PROVISIONS

DEATH BENEFIT. The death benefit is based upon the Specified Amount, Option Type and the Limitation Percentage applicable at time of death.

SPECIFIED AMOUNT. The Specified Amount is as shown on Page 3, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

OPTION TYPE. The Option Type is as shown on Page 3, unless changed in accordance with the Changes section of this provision.

If Option Type A is in effect, the death benefit is the greater of:

1.  the Specified Amount; or
2. the Limitation Percentage times the cash value of this Policy on the date of your death.

If Option Type B is in effect, the death benefit is the greater of:

1. the Specified Amount plus the cash value of this Policy on the date of your death; or
2. the Limitation Percentage times the cash value of this Policy on the date of your death.

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LIMITATION PERCENTAGE. The Limitation Percentage is a percentage based on your attained age at the beginning of the policy year equal to:

         Attained Age            Limitation Percentage
         40 and under            250%
         41 through 45           250% minus 7% for each age over age 40
         46 through 50           215% minus 6% for each age over age 45
         51 through 55           185% minus 7% for each age over age 50
         56 through 60           150% minus 4% for each age over age 55
         61 through 65           130% minus 2% for each age over age 60
         66 through 70           120% minus 1% for each age over age 65
         71 through 75           115% minus 2% for each age over age 70
         76 through 90           105%
         91 through 95           105% minus 1% for each age over age 90

CHANGES. The Owner may change the Option Type after the third policy year by written request. No more than one change may be allowed within each policy year. The change will be effective on the first Monthiversary on or next following the day we receive the request. No change in the type of death benefit will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on Page 3. The Specified Amount will be changed as follows:

1. If the change is from Type A to Type B, the Specified Amount after such change will be equal to:
    (a) the Specified Amount prior to such change; minus
    (b) the cash value on the date of change.

2. If the change is from Type B to Type A, the Specified Amount after such change will be equal to:
    (a) the Specified Amount prior to such change; plus
    (b) the cash value on the date of change.

The Specified Amount may be increased at any time after the first policy year and prior to your attained age 75 or decreased at any time after the third policy year. No more than one change may be allowed within each policy year. We reserve the right to limit any decrease to no more than 20% of the then current Specified Amount. The request for change must be in writing from the Owner. The change is subject to the following:

1. Any decrease will become effective on the first Monthiversary on or next following the day we receive the request. Any such decrease shall reduce insurance in the following order:
    (a) against insurance provided by the most recent increase;
    (b) against the next most recent increases successively; and
    (c) against insurance provided under the original application.

    No decrease will be allowed if:
    (a) the Specified Amount after any requested decrease would be less than the Minimum Specified Amount shown on Page 3; or
    (b) the requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

2. Any request for an increase must be applied for on a supplemental application. Such increase, if approved by us, will be effective on the first Monthiversary on or next following our written approval.

DEATH BENEFIT PROCEEDS. The death benefit proceeds is the amount payable by us under this Policy provided this Policy has not terminated prior to your death. The death benefit proceeds will be equal to:

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1. The death benefit; minus
2. Any monthly deductions due during the grace period; minus
3. Any outstanding policy loan; plus
4. Any unearned loan interest.

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                                PREMIUM PROVISIONS

PAYMENT. The initial premium shown on Page 3 must be paid on or before the Policy Date. All premiums after the initial premium are payable at our Office.

PREMIUMS. The amount and frequency of Planned Premiums are shown on Page 3. The amount and frequency may be changed upon request, subject to our approval.

While this Policy is in force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

1. The amount is below our current premium amount requirement; or
2. The premium would increase the death benefit by more than the amount of the premium; or
3. The premium would disqualify this Policy as a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

GRACE PERIOD. If the net surrender value on any Monthiversary is not sufficient to cover the monthly deductions on such day, we will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of premiums. The payment must at least be sufficient to provide a net premium to cover the sum of the monthly deductions due within the grace period. The notice will specify the minimum payment and the final date on which such payment must be received by us to keep the Policy in force. The Policy will remain in force during the grace period. If the amount due is not received by us within the grace period, all coverage under the Policy and any riders will terminate without value at the end of the grace period.

During the first three policy years, the Policy will remain in force and no grace period will begin provided there is no increase in the Specified Amount or addition of any riders and the total premiums received (minus any withdrawals and minus any outstanding loans) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month.

REINSTATEMENT. If this Policy terminates, as provided in the Grace Period section, it may be reinstated. The reinstatement is subject to:

1. Receipt at our Office of a written request from the Owner. Such request must be within 5 years after the date of termination and prior to the Maturity Date; and
2. Receipt of evidence of insurability satisfactory to us; and
3. Payment of a minimum premium sufficient to provide a net premium to cover
   (a) 1 monthly deduction at the time of termination, plus (b) the next 2 monthly deductions which will become due after the time of reinstatement; and
4. Payment of an additional amount sufficient to cover any surrender charge as of the date of reinstatement.

The effective date of a reinstatement shall be the first Monthiversary on or next following the day we approve the application for reinstatement. Any policy loan as of the date of termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.

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                           SEPARATE ACCOUNT PROVISIONS

The variable benefits under this Policy are provided through the Separate Account referenced on Page 3. The assets of the Separate Account are our property. Assets equal to the liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS. The Separate Account has various subaccounts with different investment objectives. Income and realized and unrealized gains and losses from assets in each subaccount are credited to, or charged against, that subaccount without regard to income, gains, or losses in other subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that subaccount. The assets of the subaccounts are invested in shares of a corresponding investment portfolio of the Series Fund. The value of such shares is based on the value of the investment portfolio determined at the end of each valuation period in accordance with applicable law.

TRANSFERS. The Owner may transfer all or a portion of this Policy's value in its subaccounts to other subaccounts or the fixed account. We reserve the right to charge a $10 fee for each transfer after the first twelve transfers during any one policy year. This charge will be deducted from the funds transferred. We must be notified in a form satisfactory to us. The transfer will ordinarily take effect on the first valuation date on or following the date notice is received at our Office.

CHANGES. We reserve the right to make certain changes if, in our judgement, they would best serve the interests of owners of these policies or would be appropriate in carrying out the purposes of the policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain the owners' approval of the changes and approval from any appropriate regulatory authority.

UNIT VALUE. Some of the policy values fluctuate with the investment results of the subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each subaccount. The unit value of each subaccount was originally established at $10 per unit. The unit value may increase or decrease from one valuation period to the next. Unit values also will vary between subaccounts. The unit value of any subaccount at the end of a valuation period is the result of:

1. The total value of the assets held in the subaccount. This value is determined by multiplying the number of shares of the designated mutual fund owned by the subaccount times the net asset value per share; minus

2. The accrued risk charge for adverse mortality and expense experience. The current daily amount of this charge is equal to the net assets of the subaccount multiplied by the Mortality and Expense Risk Charge shown on Page 3; minus

3. The accrued amount of reserve for any taxes that are determined by us to have resulted from the investment operations of the subaccount; and the result divided by

4. The number of outstanding units in the subaccount.

The use of the unit value in determining contract values is described in the Policy Value Provisions.

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                             POLICY VALUE PROVISIONS

NET PREMIUM. The net premium equals the premium paid times the Net Premium Factor shown on Page 3 minus the Collection Fee shown on Page 3.

ALLOCATION OF NET PREMIUMS. Net premiums will be allocated to the subaccounts of the Separate Account and the fixed account on the first valuation date on or following the date the premium is received at our Office; except any net premium received prior to the Policy Date will be allocated on the first valuation date on or following the Policy Date. All net premiums allocated prior to the Record Date will be allocated to the money market subaccount. On the first valuation date on or following the Record Date, the values in the money market subaccount will be transferred in accordance with the Owner's allocation as shown in the application.

Any allocation to any account must not be less than 10%. No fractional percentages are permitted. The allocation may be changed by the Owner. We reserve the right to limit such change to once each year. The request for change of allocations must be in a form satisfactory to us. The allocation change will be effective on the date the request for change is recorded by us.

MONTHLY DEDUCTIONS. On each Monthiversary, a monthly deduction for this Policy will be made equal to the sum of the following:

1. The Monthly Policy Charge as shown on Page 3;
2. The Monthly Cost of Insurance for this Policy;
3. The charge for benefits provided by riders attached to this Policy;

Deductions will be withdrawn from each subaccount and the fixed account in accordance with the Owner's current allocation. If the value of any account is insufficient to pay its part of the monthly deduction, the monthly deduction will be taken on a pro rata basis from all accounts.

MONTHLY COST OF INSURANCE. The monthly cost of insurance on each Monthiversary is determined as follows:

1. Divide the death benefit on the Monthiversary by 1.0032737; and
2. Reduce the result by the cash value on the Monthiversary; and
3. Multiply (2) by the appropriate monthly cost of insurance rates.

MONTHLY COST OF INSURANCE RATES. The monthly cost of insurance rates are based on the sex, attained age, plan of insurance and rating class of the person(s) insured. Monthly cost of insurance rates may be changed by us from time to time. A change in the cost of insurance rates will apply to all persons of the same attained age, sex, plan of insurance and rating class and whose policies have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates.

SUBACCOUNT VALUE. At the end of any valuation period, the subaccount value is equal to the number of units that the Policy has in the subaccount, multiplied by the unit value of that subaccount.

The number of units that the Policy has in each subaccount is equal to:

1. The initial units purchased on the Policy Date; plus
2. Units purchased at the time additional net premiums are allocated to the subaccount; plus
3. Units purchased through transfers from another account; minus
4. Those units that are redeemed to pay for monthly deductions as they are due; minus
5. Any units that are redeemed to pay for cash withdrawals; minus
6. Any units that are redeemed as part of a transfer to another account.

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FIXED ACCOUNT VALUE. At the end of any valuation period, the fixed account value is equal to:

1. The sum of all net payments allocated to the fixed account; plus
2. Any amounts transferred from a subaccount to the fixed account; plus
3. Total interest credited to the fixed account; minus
4. Any amounts charged to pay for monthly deductions as they are due; minus
5. Any amounts withdrawn from the fixed account to pay for partial cash withdrawals; minus
6. Any amounts transferred from the fixed account to a subaccount.

Interest on the fixed account will be compounded daily at a minimum guaranteed effective annual interest rate of 4% per year. We may declare from time to time various higher current interest rates. We may also apply a different current interest rate to that part of the cash value that equals the loan reserve.

On transfers from the fixed account to a subaccount, we reserve the right to impose the following limitations:

1. Written request be received at our Office from the Owner within 30 days after an anniversary.
2. The transfer will take place on the date we receive such written request.

We further reserve the right to defer payment of any amounts from the fixed account for no longer than six months after we receive such written request.

CASH VALUE. At the end of any valuation period, the cash value of the Policy is equal to the sum of the subaccount values plus the fixed account value.

NET SURRENDER VALUE. The net surrender value is the amount payable upon surrender of this Policy. The net surrender value as of any date is equal to:

1. the cash value as of such date; minus
2. any surrender charge as of such date; minus
3. any outstanding policy loan; plus
4. any unearned loan interest.

SURRENDER CHARGE. During the first 15 policy years, a surrender charge will be incurred upon surrender of this Policy. The charge is calculated as:

(a) x (b+c+d) where:

(a) is the Surrender Charge Percentage varying by policy year as shown on Page 3;

(b) is the Issue Charge as shown on Page 3 times the initial Specified Amount;
(c) is the Initial Percentage as shown on Page 3 times the sum of all premiums paid up to the Guideline Premium as shown on Page 3;
(d) is the sum of all premiums paid in excess of the first Guideline Premium times the Excess Percentage as shown on Page 3.

During the 15 policy years following each increase in Specified Amount, an additional surrender charge will be incurred upon surrender of this Policy. This additional charge is calculated as (e) x (f) where:

(e) is the Surrender Charge Percentage varying by policy year as shown on Page 3 where each policy year is measured from the date of the increase;
(f) is the Issue Charge as shown on Page 3 times the increase in the Specified Amount.

SURRENDER. The Owner may surrender this Policy for the net surrender value at any time during your lifetime. Payment will usually be made within seven days of the date we receive proper written request at our Office, subject to the Policy Payment section of the General Provisions.

WITHDRAWALS. Cash withdrawals may be made any time after the first policy year and during your lifetime. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the net surrender value. The request for a withdrawal must be from the Owner and in writing. A $25 processing fee will be deducted from each withdrawal amount and the balance paid to the Owner.

When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section. No withdrawal will be allowed if the resulting Specified Amount would be less than Minimum Specified Amount shown on Page 3.

The accounts from which the withdrawal will be made may be specified. If no account is specified, the withdrawal amount will be withdrawn from each account in accordance with the Owner's current allocation. Payment will usually be made within seven days of the date we receive proper withdrawal request, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF INSURANCE. Insurance coverage under this Policy and any benefits provided by rider will be continued in force until the net surrender value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any rider beyond the date for its termination, as provided in the rider.

INSUFFICIENT VALUE. If the net surrender value on any Monthiversary is not sufficient to cover the monthly deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF COMPUTATIONS. Policy values and reserves are at least equal to those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS. After the first policy year and during the continuance of this Policy, the Owner can borrow against the Policy an amount which is not greater than 90% of the cash value, less any surrender charge and any outstanding policy loan. The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan plus interest in advance until the next anniversary will be withdrawn from the accounts and transferred to the loan reserve. The Owner may specify the account or accounts from which the withdrawal will be made. If no account is specified, the withdrawal will be made from each account in accordance with the Owner's current allocation.

The loan date is the date we process a loan request. Payment will usually be made within seven days of the date we receive proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

While this Policy is in force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

Interest on any loan will be at the policy loan rate of 7.4%, payable annually in advance. Interest is due at each anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate.

At each anniversary, we will compare the amount of the outstanding loan (including interest in advance until the next anniversary, if not paid) to the amount in the loan reserve. We will also make this comparsion anytime the Owner repays all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the loan reserve, we will withdraw the difference from the accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, we will withdraw the difference from the loan reserve and transfer it to the accounts in accordance with the Owner's current allocation. However, we reserve the right to require the transfer to the fixed account.

--------------------------------------------------------------------------------

                                SETTLEMENT OPTIONS

EFFECTIVE DATE AND FIRST PAYMENT DUE. The effective date of a settlement provision will be either the date of surrender or the date of death. The first payment due will be on the effective date of the settlement provision.

BETTERMENT OF MONTHLY ANNUITY. The payee will receive the greater of:

1. The income rate guaranteed in this Policy; or

2. The income rates in effect for us at the time income payments are made.

AVAILABILITY. If the payee is not a natural person, an Optional Method of Settlement is only available with our permission. No Optional Method of Settlement is available if:

1. The payee is an assignee; or
2. The periodic payment is less than $20.

AGE. Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

PROOF OF AGE. Prior to making the first payment under this Policy we reserve the right to require satisfactory evidence of the birthdate and sex of any payee.

PROOF OF SURVIVAL. Prior to making any payment under this Policy we reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST. All settlement options are based on the 1983 Individual Annuity Mortality Table, if applicable, and a guaranteed annual interest rate of 4%.

                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.

Option A - Fixed Period. The proceeds will be paid in equal installments. The installments will be paid over a fixed period determined from the following table:

        Fixed Period                           Factor
        (in Months)
            60                                 18.32
           120                                 10.05
           180                                  7.33
           240                                  6.00
           300                                  5.22
           360                                  4.71

Option B - Life Income. The proceeds will be paid in equal installments determined from the following table. Such installments are payable:

1. during the payee's lifetime only (Life Annuity); or
2. during a fixed period certain and for the payee's remaining lifetime (Certain Period); or
3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).

          -------------- MALE -------------- ---------------- FEMALE -------------
 Payee's  Life   Certain Period  Installment  Life     Certain Period  Installment
   Age   Annuity 5 yrs   10 yrs    Refund    Annuity    5 yrs  10 yrs     Refund
   65     6.68    6.60    6.35     6.09      5.92     5.89    5.77      5.59
   66     6.88    6.78    6.50     6.23      6.08     6.03    5.90      5.71
   67     7.09    6.98    6.65     6.38      6.24     6.19    6.04      5.83
   68     7.31    7.18    6.81     6.53      6.42     6.36    6.19      5.97
   69     7.56    7.40    6.97     6.69      6.61     6.54    6.34      6.11

   70     7.82    7.64    7.14     6.86      6.81     6.74    6.50      6.26
   71     8.09    7.88    7.31     7.04      7.04     6.95    6.67      6.42
   72     8.39    8.14    7.48     7.23      7.28     7.17    6.84      6.59
   73     8.71    8.41    7.65     7.43      7.54     7.41    7.02      6.77
   74     9.05    8.70    7.83     7.64      7.83     7.67    7.21      6.97

   75     9.41    9.00    8.00     7.86      8.14     7.95    7.40      7.17
   76     9.81    9.32    8.17     8.10      8.47     8.24    7.60      7.39
   77    10.23    9.65    8.34     8.34      8.83     8.56    7.80      7.62
   78    10.68    9.99    8.50     8.60      9.23     8.89    7.99      7.86
   79    11.16   10.35    8.66     8.87      9.65     9.24    8.19      8.13

   80    11.68   10.72    8.81     9.16     10.12     9.61    8.38      8.40
   81    12.23   11.09    8.95     9.45     10.62    10.01    8.57      8.69
   82    12.81   11.47    9.09     9.76     11.16    10.41    8.74      9.01
   83    13.44   11.86    9.21    10.09     11.76    10.84    8.91      9.34
   84    14.09   12.25    9.32    10.44     12.39    11.28    9.06      9.68

Option C - Joint and Survivor Life Income. The proceeds will be paid in equal installments during the joint lifetime of two payees:

     1. continuing upon the death of the     2. reduced by one-third upon the
        first payee for the remaining life-     death of the first payee and
        time of the survivor; or                continuing for the remaining
                                                lifetime of the survivor.

             Joint Life Income with                Joint Life Income with
            Full Amount to Survivor                    2/3 to Survivor

     Age
     Nearest                       Age Nearest Birthday
     Birthday                            Male
     Female    55    60    65    70    75       55    60    65    70    75

       55     4.45  4.55  4.64  4.71  4.76     4.83  5.03  5.24  5.48  5.73
       60     4.62  4.79  4.94  5.06  5.14     5.05  5.28  5.54  5.83  6.13
       65     4.79  5.03  5.27  5.47  5.63     5.29  5.58  5.90  6.26  6.63
       70     4.94  5.27  5.61  5.94  6.22     5.57  5.91  6.32  6.77  7.25
       75     5.06  5.46  5.93  6.43  6.90     5.89  6.30  6.80  7.38  8.02

                             WESTERN RESERVE LIFE
                            ASSURANCE CO. OF OHIO

--------------------------------------------------------------------------------

                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                   Net Surrender Value Payable at Maturity Date
   Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                         Non-Participating - No Dividends
                     Some Benefits Reflect Investment Results